Exhibit 10.38
KB HOME
FY 2006 INCENTIVE COMPENSATION
OVER CAP PHANTOM SHARE AGREEMENT
     This OVER CAP PHANTOM SHARE AGREEMENT (this “Agreement”), dated July 12, 2007, by and between KB HOME, a Delaware corporation (the “Company”), and __________________ (“Employee”).
RECITALS
     WHEREAS, the Employee earned the incentive compensation described in the incentive compensation letter delivered to Employee at the beginning of the 2006 fiscal year due to the satisfaction of the applicable performance goals;
     WHEREAS, the amount of Employee’s incentive compensation for the 2006 fiscal year exceeded the applicable annual cap on the amount of cash that Employee could be paid currently, as specified in the incentive compensation letter;
     WHEREAS, the amount of the excess, $____________ (the “Over Cash Cap Amount”), shall be subject to the terms and conditions set forth herein; and
     WHEREAS, the Award granted hereunder is not being issued pursuant to any stock plan, including the KB Home Amended and Restated 1999 Incentive Plan (the “Plan”).
     NOW THEREFORE, the Company and Employee agree as follows:
AGREEMENT
     1. Award. Subject to the terms and conditions of this Agreement, the Company agrees to deliver to Employee an amount in cash equal to the sum of:
     (a) the product of (i) the Over Cash Cap Amount divided by $36.19, the closing price per share on the date hereof of the common stock, $1.00 par value per share, of the Company (“Common Stock”), rounded up to the nearest whole number, and (ii) the closing price per share of the Common Stock on the Vesting Date; and
     (b) the product of (i) the Over Cash Cap Amount divided by $36.19, rounded up to the nearest whole number, and (ii) the cumulative value of all cash dividends paid in respect of one share of Common Stock from and including the date hereof through and including the Vesting Date (collectively, the “Award”).
Employee agrees that the Company has not set aside or pledged any assets to pay the Award, and that the Company’s obligation to pay the Award hereunder shall be merely that of an unfunded and unsecured promise to pay money in the future.

     2. Restrictions. Subject to the exception in Section 3, Employee’s right to delivery of the Award shall not vest until July 12, 2010 (the “Vesting Date”), and then only if the Employee continues to be employed full-time by the Company or one of its subsidiaries on such date. Employee understands and agrees that Employee will forfeit Employee’s right to the Award if Employee’s full time employment is terminated for any reason prior to the Vesting Date.
     3. Change in Control. Notwithstanding anything in Section 2 to the contrary, if the Award has not yet vested, it shall accelerate and vest upon a “change in control event,” as defined in the regulations promulgated under Section 409A of the Internal Revenue Code.
     4. Payment. The Award will be paid to Employee by the Company no later than the third business day following the vesting of the Award.
     5. Assignment. This Agreement may not be assigned by Employee by operation of law or otherwise. Any purported assignment by Employee shall be null and void. This Agreement shall, however, be binding upon the successors and assigns of the Company.
     6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.
     7. Adjustments. In the event of any of the transactions described in Section 13(a) of the Plan, the Management Development and Compensation Committee (the “MDCC”) of the Company shall be permitted to adjust or revise the Awards in the same manner as the MDCC adjusts or revises the phantom share rights issued on the date hereof under the Amended and Restated 1999 Incentive Plan Phantom Share Agreement.
     8. No Other Rights. This Agreement does not constitute an employment agreement between the parties, and nothing in this Agreement will (a) grant Employee any right to be retained in the employ of the Company or any of its subsidiaries, nor (b) restrict the right of the Company or any of its subsidiaries to remove, terminate or discharge Employee at any time for any reason whatsoever.
     9. Miscellaneous. This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior agreements of the parties relating to such subject matter. No modification or amendment of this Agreement will be effective unless signed in writing by each of the parties. If any provision of this Agreement is held to be unenforceable for any reason, such provision will be enforced to the maximum extent permissible to effect the parties’ intent, and the remaining provisions will continue in full force and effect. Failure by either party to enforce any provision of this Agreement will not operate as a waiver of any subsequent enforcement of that or any other provision.
     10. Counterparts. This Agreement may be executed, by manual or facsimile signature, in multiple counterparts, which taken together shall constitute one instrument, and each of which shall be constituted an original for all purposes.

     IN WITNESS WHEREOF, the Company and Employee have duly executed and delivered this Agreement on the dates written below.

KB HOME
By:
Jeffrey T. Mezger
Chief Executive Officer and President

Date: July 12, 2007

EMPLOYEE

Print Name:

Date:

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